Exhibit 4.4

NCI, INC.

NOTICE OF STOCK OPTION GRANT

NCI, INC. 2005 PERFORMANCE INCENTIVE PLAN

You have been granted a stock option to purchase Class A Common Stock of NCI, Inc. (the ”Corporation”) under the NCI, Inc. 2005 Performance Incentive Plan (the “Plan”). Your stock option is subject to the terms and conditions set forth in this Notice of Stock Option Grant, the Stock Option Agreement and the Plan. Capitalized terms used in this Notice of Stock Option Grant and the Stock Option Agreement have the same meaning as defined in the Plan.

Name of Participant: [insert name of Participant]

Option Grant Date: [insert date of option grant]

Vesting Commencement Date: [insert date vesting starts]

Exercise Price: $             per Share.

Number of Shares of Common Stock Subject to Option: [Insert total number of shares.]

Type of Option:

[ ]	Nonqualified Stock Option (i.e., an option which is not an incentive stock option under Section 422 of the Code).

[ ]	Incentive Stock Option (within the meaning of Section 422 of the Code).

Vesting Period: This stock option will become vested and subject to exercise in accordance with the following schedule:

Period of Continuous Service From Vesting Commencement Date	Percentage of Option Vested
Less than one year	0%
One year	33-1/3%
Two years	66-2/3%
Three years	100%

By your signature below, you agree that this stock option is granted under and governed by the Stock Option Agreement and the NCI, Inc. 2005 Performance Incentive Plan, which are incorporated herein by reference.

Participant:	NCI, Inc.

By:
Title:
print name

NCI, INC.

NOTICE OF STOCK OPTION GRANT

STOCK OPTION AGREEMENT

NCI, INC. 2005 PERFORMANCE INCENTIVE PLAN

I. PURPOSE.

The Corporation has granted the Participant, pursuant to the Notice of Stock Option Grant and the Corporation’s 2005 Stock Incentive Plan (the “Plan”), a stock option to purchase certain shares of the Corporation’s Class A Common Stock, upon the terms and conditions set forth in this Stock Option Agreement, the Notice of Stock Option Grant and the Plan, the provisions of which are incorporated herein by reference. References in this Agreement to “you” mean the Participant and any holder of shares of Common Stock acquired upon exercise of a Stock Option. Except as provided herein, capitalized terms have the same meaning as defined in the Plan.

II. KIND OF STOCK OPTION.

This Stock Option is intended to be either an incentive stock option, intended to meet the requirements of Section 422 of the Internal Revenue Code (an “ISO”), or a nonqualified stock option (an “NSO”), which is not intended to meet the requirements of an ISO, as indicated in the Notice of Stock Option Grant. Even if this Stock Option is designated as an ISO, it shall be deemed to be an NSO to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

III. TERMS AND CONDITIONS OF STOCK OPTIONS.

A. Option Exercise: As provided in the Plan, the following rules shall apply to termination of Continuous Service (as defined in Section 1.k. of the Plan):

1.	Subject to the terms and conditions of the Plan and this Stock Option Agreement, your Stock Option will be exercisable with respect to the number of shares that have become vested in accordance with the schedule set forth in the Notice of Stock Option Grant. After your Continuous Service terminates for any reason, vesting immediately stops and your Stock Option expires immediately as to the number of Shares that are not vested as of the date of your termination of Continuous Service.

2.	If your termination of Continuous Service is by reason of death or Disability (defined for this purpose as a disability qualifying you for benefits under the Corporation’s (or its Related Entity’s) employer-funded long-term disability plan or if no such plan applies to you, Section 22(e)(3) of the Code), the right to exercise the Stock Option (to the extent that it is vested) will expire on the earlier of: (i) one (1) year after the date of your termination of Continuous Service; or (ii) the expiration date under the terms of this Agreement and the Plan. Until the expiration date, your heirs, legatees or legal representative may exercise the Stock Option.

3.

If your termination of Continuous Service is an involuntary termination without Cause or a voluntary termination (other than a voluntary termination described in Section III.A.4, below), the right to exercise the Stock Option (to the extent that it is vested) will expire on the earlier of: (i) three (3) months after the date of the your termination of Continuous Service; or (ii) the expiration date under the terms of this Agreement and the Plan. If your termination of Continuous Service is an involuntary termination without Cause or a voluntary termination (other than a voluntary termination described in Section III.A.4, below) and you die after your termination of Continuous Service but before your right to exercise the Stock Option has expired, the right to exercise the Stock Option shall expire on the earlier of (i) one (1) year after the date of your termination of

NCI, INC.

STOCK OPTION AGREEMENT

Continuous Service, or (ii) the expiration date under the terms of this Agreement and the Plan, and, until expiration, your heirs, legatees or legal representative may exercise the Stock Option.

4.	If your termination of Continuous Service is for Cause (as defined in Section 1.d. of the Plan) or is a voluntary termination at any time after an event which would be grounds for your termination of Continuous Service for Cause (as defined in Section 1.d. of the Plan), the right to exercise the Stock Option shall, automatically and without notice, expire as of the date of your termination of Continuous Service.

B. Termination Date. Subject to earlier termination as provided in this Agreement and the Plan, the right to exercise this Stock Option expires at 5:00 p.m. at the Corporation’s corporate headquarters on the tenth annual anniversary of the date of grant.

C. Non Transferability. This Stock Option in non-transferable except by will or by laws of descent and distribution and during the lifetime of Participant shall be exercisable only to the Participant to whom the Stock Option is granted. Notwithstanding the foregoing, however, to the extent permitted by the Committee in its sole discretion, an NSO may be transferred by you to one or more immediate family members or to a family partnership or family trust established for your benefit and/or one or more of your family members to the extent permitted by the Plan.

D. Exercise. The vested portion of this Stock Option shall be exercised by delivery to the Corporation of (a) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information as the Corporation shall request and (ii) payment of the Exercise Price in cash or cash equivalents. Alternatively, you may pay all or part of the Exercise Price by surrendering, or attesting to ownership of, shares of the Corporation’s Common Stock already owned by you, provided that shares acquired upon exercise a Stock option have been held by you for at least 6 months. Such shares shall be surrendered to the Corporation in good form for transfer and shall be valued at their Fair Market Value on the date of Stock Option exercise. To the extent that a public market for the Corporation’s Common Stock exists and to the extent permitted by applicable law, in each case as determined by the Corporation, you also may exercise your Stock Option by delivery (on a form prescribed by the Corporation) of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to the Corporation in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. The Corporation will provide the forms necessary to make such a cashless exercise. The Corporation may permit such other payment forms as it deems appropriate, subject to applicable laws, regulations and rules.

IV. TAX WITHHOLDING AND REPORTING.

You will not be allowed to exercise this Stock Option unless you pay, or make acceptable arrangements to pay, any taxes required to be withheld as a result of the Stock Option exercise or the sale of Shares acquired upon exercise of this Stock Option. You hereby authorize withholding from payroll or any other payment due you from the Corporation or your employer to satisfy any such withholding tax obligation. If you sell or otherwise dispose of any of the Shares acquired pursuant to the exercise of an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, you shall immediately notify the Corporation in writing of such disposition.

V. MISCELLANEOUS.

A. Adjustments. In the event of a stock split, a stock dividend or a similar change in the Corporation’s Stock, the number of Shares covered by this Stock Option and the Exercise Price per share may be adjusted pursuant to the Plan. Your Stock Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Corporation is subject to such corporate activity as set forth in the Plan.

NCI, INC.

STOCK OPTION AGREEMENT

B. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

C. Entire Agreement. Except as otherwise expressly set forth herein or in agreements executed contemporaneously herewith, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

D. Governing Law. It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Delaware without regard to its rules of conflicts of laws.

E. Notices. Any notice permitted or required to be given pursuant to this Stock Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Corporation, 5 days after deposit in the U.S. mail, postage prepaid, addressed to Participant at the address last provided to the Corporation by Participant for his or her employee records.

F. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Corporation and its successors and assigns and you and your successors and the respective successors and assigns of each of them, so long as they hold shares of Common Stock.

G. Headings. Headings of the sections and subsections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

H. Retention Rights. This Agreement does not give you the right to be retained by the Corporation (or a Related Entity) in any capacity. The Corporation and each Related Entity reserves the right to terminate your service at any time and for any reason without thereby incurring any liability to you.

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NCI, INC.

STOCK OPTION AGREEMENT